EXHIBIT 10.7
                                                                    ------------

                              SETTLEMENT AGREEMENT

            THIS AGREEMENT ("Agreement") made on this 30th day of December, 2003 by and between Chattem, Inc. ("Chattem") and its directors, officers, shareholders, agents, employees, assigns and persons and entities acting through, under or on behalf of any of them and any and all persons or entities named as insureds or alleged to be an insured, and Admiral Insurance Company ("Admiral") and its directors, officers, shareholders, agents and employees and persons and entities acting through, under or on behalf of any of them.

            WHEREAS, Admiral issued Commercial Liability Policy No. A98AG05748 ("1998 Policy") and Commercial Liability Policy No. A99AG07865 (the "1999 Policy"), including the Supplemental Extended Reporting Period pertaining to the 1999 Policy (the 1998 Policy, 1999 Policy and the Supplemental Extended Reporting Period collectively are referred to as the "Policies"); and

            WHEREAS,Chattem has asserted that Admiral is responsible to pay and indemnify Chattem (the "Coverage Claim") pursuant to the Policies for certain claims in which third-parties assert that they have suffered injury as a result of their ingestion of Chattem's Dexatrim product ("Dexatrim Claims"); and

            WHEREAS, there is a dispute between Chattem and Admiral with respect to the nature and extent of the obligations of Admiral under the Policies to defend and indemnify Chattem with respect to the Dexatrim Claims; and

            WHERE AS, the Coverage Claim is a subject of pending litigation involving Chattem and Admiral in an action entitled Kemper Indemnity Ins. Co. V. Chattem, Inc., et al., United States District Court, Eastern District at Tennessee at Chattanooga, TN No. 1:03-CV264 (hereinafter "Pending Litigation"); and

            WHEREAS, other insurers of Chattem are parties in the Pending Litigation and have asserted or may assert claims sounding in tort, contribution, indemnity and/or equitable subrogation among themselves and against Admiral with respect to the Dexatirm Claims; and

            WHEREAS, the parties believe that it is in their mutual interest to reach an amicable resolution with respect to all doubtful and disputed claims for which there are bonafide issues in controversy, including but not limited to the Coverage Claim and claims related to Dexatrim and the issues raised in the Pending Litigation, without admission or adjudication of any issue of fact or law, and to resolve all past, present or future disputes relating to any of the obligations of Admiral to Chattem under the Policies.

            NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, Chattem and Admiral hereby agree as follows:

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     1.   In full and final settlement of the Coverage Claim, Admiral will pay
          Chattem $2,085,000.00 which is intended to represent (i) the total available settlement funds for the Supplemental Extended Reporting Period referred to above ($885,000.00) as well as (ii) the total reserves established and maintained by Admiral in connection with the Policies referenced above ($1,200,000.00) for the settlement and resolution of individual claims asserted against Chattem in the underlying tort litigation, which may include the payment of any and all reasonable costs of defense which may be incurred by Chattem from December 6, 2003 forward. In no event, however, shall Admiral be liable for the payment of any attorneys fees or costs after December 5, 2003. Such payment shall be made by wire transfer of five business days' notice from Chattem as required to fund the global settlement and/or individual settlements of the Dexatrim claims against Chattem. The payment shall be paid to Chattem no later than December 31, 2003 and shall be paid into dedicated accounts as follows, which are designated for the settlement of individual claims or for funding of the global settlement: i) $1,200,000.00 to Account #0034195173:
          Admiral Insurance Settlement Account for Chattem Inc's PPA, Product Liability Cases, Claims Reported Prior to 5/31/01; and ii) $885,000.00 to Account #0034195181: Admiral Insurance settlement Account for Chattem, Inc's PPA Liablility Cases, Claims Reported After 5/31/01.

     2. Chattem does hereby forever fully and completely covenant not to sue for, and fully and completely releases Admiral from any and all claims and /or liability under the Policies for any and all claims, demands, rights, causes of action or liabilities under the Policies for any and all claims, demands, rights, causes of action or liabilities arising out of any past, present or future claim which it has or may have, now or in the future, known or unknown, for damages and costs of any kind, including punitive or other legal, statutory, common law, extra-contractual, and/or equitable relief, or for costs and expenses arising from or related to any and all claims whether past, present or future and which directly or indirectly relate to the Policies, including any and all claims of Chattem for reimbursement under the Policies and/or for a defense and/or the payment of reasonable attorneys fees and defense costs under the Policies or in anyway related to the handling of and/or negotiation of Chattem's claim against Admiral.

     3. Chattem will DEFEND AND INDEMNIFY Admiral against any and all suits and/or claims which have been made or which could be made in the future by General Star Indemnity Company, Kemper Indemnity Insurance Company and/or Interstate Fire & Casualty Company that allege that Admiral improperly negotiated and/or settled Chattem's claims, if any, against Admiral. Further, Chattem, will DEFEND AND INDEMNIFY Admiral against any and all claims and/or suits by any person or entity claiming by, through, under or on behalf of any of the reference Admiral Policies, and further with respect to any claims attempting to oblige Admiral

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          for the future payment of attorneys fees and/or reasonable costs of defense in any manner inconsistent with this Agreement.

          This indemnity provision does not apply 1) any claims asserted in connection with the 1998 Policy, and 2) direct actions brought by or on behalf of individual claimants in the Dexatrim tort litigation.

          Should a claim be made against Admiral for any obligation recited in this paragraph 3, Admiral agrees to so notify Chattem. Admiral acknowledges that Chattem has the right to compromise and settle such claim(s) as Chattem deems appropriate, at Chattem's sole cost and expense.

     4. Admiral is responsible for all fees, costs and expenses it has incurred on its behalf only or may in the future incur on its behalf only, in connection with the litigation captioned Kemper Indemnity Ins. Co. v.Chattem, Inc., et al/., Docket No. 1:03-CV-264 (E.D. Tenn), Including the claims potentially to be asserted by Interstate Fire & Casualty Company.

     5. Notwithstanding the agreements contained within paragraph 4 above, Admiral agrees to reasonably cooperate, at its own expense, with Chattem and its attorneys in its defense of the claim referenced in paragraph 4 above, including reasonably making its underwriters and claims representatives available for interviews and/or depositions, and providing to Chattem the non-privileged portions of its claims and underwriting files pertaining to the Policies, including any and all materials concerning phenylpropanolamine. Chattem acknowledges and agrees that all of Admiral's obligations and/or duties with respect to defense or indemnification of claims against Chattem are as of December 5, 2003 and by the payment of the settlement funds referenced above legally concluded and ended, however, Admiral reserves the right, at its sole discretion and cost, to participate and cooperate with Chattem and Chattem's attorneys in the evaluation and settlement of the individual claims brought against Chattem. Chattem agrees and covenants that the settlement funds referenced above shall be used solely to negotiate and settle individual tort claims against Chattem in connection with the underlying Dexatrim litigation pending against it.

     6. Admiral covenants not to sue Chattem, Chattem's insurers or any other entity to recover the payment set forth in paragraph 1 above, or any other costs or expenses incurred by Admiral in connection with the Dexatrim claims against Chattem.

     7. Admiral is responsible for the payment of all reasonable costs of defense incurred by or on behalf of Chattem for Dexatrim claims covered under the Policies up through and including December 5, 2003. Admiral will reasonably cooperate with Chattem's Dexatrim litigation defense counsel

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          (Miller & Martin) to effectuate the efficient conclusion of Admiral's defense obligations and to timely and efficiently support any substitution of counsel. Chattem acknowledges that the advancement of the monies referenced above toward the settlement of the underlying Dexatrim tort claims pending against it terminates any further or continuing obligation for Admiral in connection with the payment of reasonable attorneys fees and costs of defense, and Chattem acknowledges its responsibility for the payment of its attorneys fees and costs of defense beginning December 6, 2003.

     8. Chattem makes this Settlement Agreement and Release on behalf of itself and all persons or entities insured under the Policies and/or claiming by, under or through Chattem, and the release will apply to Admiral and its agents, attorneys, employees, insurers, and reinsurers.

     9. This Agreement will be construed pursuant to Tennessee law, without regard to Tennessee conflicts of law principles.

     10. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Nothing in this Agreement is intended nor shall it be construed to confer any benefit whatsoever on any persons other than the parties. By entering into this Agreement, Chattem expressly does not release, compromise or waive its claims against any other insurance companies that issued its policies of insurance and reserves its rights to pursue any claim for coverage against other insurance companies.

     11. This Agreement does not constitute an admission by Admiral of an obligation to defend or indemnify Chattem with respect to any Policies or any claim.

     12. This Agreement shall not be admissible in any legal proceeding except to enforce its terms.

     13. Each of the parties has participated in the drafting of this Agreement after consulting with counsel. Therefore, the language of this Agreement shall not presumptively be construed in favor or against either party.

     14. This Agreement represents the entire understanding between the parties and, without limitation, the parties expressly agree that any previous communications, correspondence, or agreements are not to be employed to construe this Agreement. Any other provisions of this Agreement to the contrary notwithstanding, this Agreement can only be modified by a writing signed by both parties and this provision cannot be orally waived.

     15. Chattem and Admiral respectively warrant and represent that they are authorized to enter into this Agreement on their own behalf and on behalf of their respective shareholders, directors, officers, employees, and agents, assigns and all persons or entities acting through or under any of them and that

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          they respectively have the authority to bind such persons and entities to the terms of this Agreement. Chattem and Admiral also represent and warrant that the persons whose signatures are affixed hereto are authorized to sign this Agreement on behalf of their respective corporations and have the legal authority to bind their respective corporations hereto.

     16. If any terms or provisions of this Agreement other than the provisions of paragraphs 1-7 or the application of any term or provision other than the provisions of paragraphs 1-7 of this Agreement to any person or circumstances, shall, to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term of provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by the law.

     17. This Agreement shall be executed in two (2) duplicate originals, with Chattem to retain one (1) original and Admiral to retain one (1) original.













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            IN WITHNESS WHEREOF, the parties, by their duly authorized representatives, affix their signatures hereto.


                                                    Chattem, Incorporated

                                                    BY:
                                                       -------------------------
                                                    Alec Taylor II
                                                    President

            THE STATE OF TENNESSEE
            COUNTY OF HAMILTON

                  BEFORE ME, the undersigned authority, on this day personally appeared Alec Taylor, II known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledge to me that he signed the same for the purposes and consideration therein expressed.

                  GIVEN under my hand and seal of office, this the 29th day of December, 2003


                                 Notary public in and for the state of Tennessee


            My commission, expires
            February 7, 2006








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                                                  ADMIRAL INSURANCE COMPANY

                                                  BY:
                                                     --------------------------
                                                  Daniel A. MacDonald
                                                  Senior Vice President,
                                                  Admiral Insurance Company

            THE STATE OF NEW JERSEY
            COUNTY OF CAMDEN

                  BEFORE ME, the undersigned authority, on this day personally appeared Daniel A. Macdonald known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledge to me that he signed the same for the purposes and consideration therein expressed.

                  GIVEN under my hand and seal of office, this the 23rd day of December, 2003


                                Notary public in and for the state of New Jersey


            My commission, expires
            February 5,2007